Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Quantum Cyber N.V.

We consent to the incorporation by reference in the Form S-3 Registration Statement filed with the Securities & Exchange Commission, of Quantum Cyber N.V. (the “Company”) our report dated March 31, 2026, relating to our audit of the consolidated balance sheets as of December 31, 2025 and 2024, the related consolidated statements of comprehensive loss, changes in shareholders’ equity and cash flows for the years ended December 31, 2025 and 2024, and related notes, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Reliant CPA PC

Certified Public Accountants

Newport Beach, California

June 3, 2026